Exhibit 10.9

EHEALTHINSURANCE SERVICES, INC.

1390 Borregas Avenue

Sunnyvale, California 94089

November 30, 1999

Mr. Gary Lauer

Dear Gary:

eHealthInsurance Services, Inc. (the “Company”) is pleased to offer you employment on the following terms. This offer, if not accepted, will expire at the close of business on December 8, 1999. To accept this offer, you must start employment with the Company by December 31, 1999.

1. Position. You will serve in a full-time position as President and Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”). By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. You will be paid a starting base salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule, and you will be eligible for annual increases at the discretion of the Board.

3. Bonus. You will be eligible to be considered for an annual incentive bonus with a target amount equal to 50% of your base salary. Such bonus (if any) shall be awarded based on objective or subjective criteria reasonably established in advance by the Board. The reasonable determinations of the Board with respect to such bonus shall be final and binding.

4. Stock Options.

(a) Option Grant. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,400,000 shares of the Company’s Common Stock (the “Option Shares”) on the first date of your employment with the Company. The exercise price per share will be equal to the fair market value per share on the date the Option Shares are granted. The Option Shares will be subject to the terms and conditions applicable to options granted under the Company’s 1998 Stock Plan (“Plan”), as described in that Plan and the applicable stock option agreement, provided that the terms and conditions of this letter agreement shall apply to the extent they may be inconsistent with those documents. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the Option Shares after 12 months of continuous service, and the

Gary Lauer

November 30, 1999

balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

(b) Loan. Upon the date that the Option Shares are granted to you, the Company will loan you up to 100% of the amount needed to purchase your Option Shares; however, under Delaware law, you will have to pay the par value of the Option Shares in cash, and the par value is equal to $0.0001/share. Repayment of the principal amount and accrued interest under this loan agreement is due upon the earliest of the date that is (a) 30 days following a termination of employment for any reason, (b) 12 months following an initial public offering of the Company’s securities or (c) the third anniversary of the loan origination date. The loan is full-recourse and will be secured by the Option Shares that you purchase with the loan, as evidenced in a Stock Pledge Agreement. The interest rate of the loan will be equal to the lowest minimum rate necessary to avoid imputed interest income. The terms of the loan will be evidenced by a promissory note agreement in the form attached hereto as Exhibit A.

(c) Change in Control. In the event of a Change in Control, you will become vested in an additional 50% of all of your then unvested Option Shares. In the event your employment is terminated without Cause by the Company or its successor within thirteen (13) months following a Change in Control, you will become fully vested in all of the Option Shares. For the purposes of this agreement, “Change in Control” shall mean (1) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate transaction, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other transaction own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Cause. For all purposes under this employment agreement, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty; conviction of a felony under the laws of the United States or any state thereof; continued failure to perform assigned duties for 30 days after receiving written notification from the Board, any unauthorized use or disclosure of confidential information or trade secrets of the Company, or any other intentional misconduct provided that the act in question adversely affects the business of the Company in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as grounds for your dismissal or discharge from the Company.

(e) Parachute Payments. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue

Gary Lauer

November 30, 1999

Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result is no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the Change in Control): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without

Gary Lauer

November 30, 1999

cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member of the Board.

7. Severance. If you are terminated by the Company without Cause, you shall be paid a severance payment equal to your then base salary for a 12-month period following such termination and such severance payment will be payable in equal monthly installments over the 12-month period following such termination; the Company will pay for your COBRA health insurance premiums, if any, for a 12-month period following such termination; and the Company will pay to you cash payment(s) equal to the Company’s contributions, if any, made on your behalf for any employee benefits (other than health benefits) that you were receiving before your termination for this 12-month period. In addition, if you are terminated by the Company without Cause, you will become vested in an additional 25% of the then unvested Option Shares. To receive any of the severance payments and vesting acceleration described in this Section 7, you must execute a general release (in a form attached by the Company as Exhibit B) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and agree not to prosecute any legal action or other proceeding based upon any of such claims.

8. Relocation. The Company shall pay for the reasonable transaction and closing costs directly incurred by you in connection with the sale of your current home and the purchase of your new residence in the Bay Area. The Company agrees to use a relocation firm in both the sales and purchase transactions to assist you in reducing the tax impact of these transactions to you. In addition, the Company shall pay the reasonable expenses that you incur in moving yourself? your family and your household to the Bay Area. The Company shall also pay for the reasonable expenses incurred for your temporary housing in the Bay Area from the first date of your employment with the Company through August 31, 2000. The Company shall pay for the reasonable costs of transporting you to Santa Barbara, California to visit your family until August 31, 2000, and the reasonable associated costs of transporting your family to the Bay Area prior to August 31, 2000 for the purpose of arranging their relocation and the selection of and admission to schools for your children. You agree that you and your family will not receive reimbursement for any travel or temporary housing expenses incurred after August 31, 2000. Any reimbursements pursuant to this Section 8 may be subject to the approval of the Board. You agree that you will use your best efforts to move you and your family permanently to the Bay Area by August 31, 2000.

9. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. However, you may participate in nonprofit civic and charitable activities, and you may serve on the board of directors for up to two companies (provided they do not compete with the Company) without the consent but with notification of the Company’s board. While you render services to the Company, you also will not assist any person or entity in

Gary Lauer

November 30, 1999

competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

11. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me.

Very truly yours,

EHEALTHINSURANCE SERVICES, INC.

By:	/s/ Vip Patel
Title:	Chairman

I have read and accept this employment offer:

/s/ Gary Lauer
Signature of Gary Lauer

Dated: 12/8/99

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Form Release Agreement